EXHIBIT 99.2

The Crypto Company and Blockchain Training Alliance, Inc.

Unaudited Proforma Consolidated Balance Sheets

For the Year Ended December 31, 2020

		Blockchain
	The Crypto	Training
	Company	Alliance, Inc.
	December 31,	December 31,
	2020(a)	2020(a)	Adjustment (b)	Adjustment (c)	Adjustment (a)	Consolidated
Assets

Current Assets:
Cash	$26,326	$1,204	$825,000		$(600,000)	$252,530
Accounts Receivable - Net	3,900		-	-	-	3,900
Total Current Assets	30,226	1,204	825,000	-	(600,000)	256,430

Goodwill	-	-			1,082,010	1,082,010
Intangible Assets	-	-			270,503	270,503
Total Assets	$30,226	$1,204	$825,000	$-	$752,513	1,608,943

Liabilities and Stockholders’ Equity:

Current Liabilities:
Accounts Payable and Accrued Liabilities	$1,933,281					1,933,281
Loans payable		83,443		(83,443)
Notes payable	300,000	-			150,000	450,000
Total Current Liabilities	2,233,281	$83,443	-	(83,443)	150,000	2,383,281

Long Term Liabilities:
Convertible Debt	125,000	-	-	-	-	125,000
Notes payable other	67,592		-	-	-	67,592
Total Long Term Liabilities	192,592	-	-	-	-	192,592
Total liabilities	2,425,873	83,443	-	(83,443)	150,000	2,575,873

Commitments and Contingencies	-	-	-	-	-	-

Stockholders’ Equity
Common stock - Par value (0.001)	21,418	600	550	(600)	201	22,169
Additional Paid-In Capital	30,665,823		824,450		604,116	32,094,389
Accumulated Deficit	(33,082,888)	(82,239)		84,043	(1,804)	(33,082,888)
Total Stockholders’ Equity	(2,395,647)	(82,239)	825,000	83,443	602,513	(966,930)
Total Liabilities and Stockholders’ Equity	$30,226	$1,204	$825,000	$-	$752,513	$1,608,943

The Crypto Company and Blockchain Training Alliance, Inc.

Unaudited Proforma Consolidated Statements of Operations

For the Year Ended December 31, 2020

		Blockchain
	The Crypto	Training
	Company	Alliance, Inc.
	December 31,	December 31,
	2020	2020	Adjustment (d)	Consolidated

Revenue
Services	$14,400	$570,070		584,470
Cost of goods sold	-	101,092		101,092
Gross Profit	14,400	468,978		483,378
				-
Operating expense:				-
General and administrative expenses	749,930	486,775		1,236,705
Share based compensation -employee	175,018			175,018
Share based compensation - non-employee	2,146,655			2,146,655
Total operating expenses	3,071,603	486,775		3,558,378
Loss from operations	(3,057,203)	(17,797)		(3,075,000)
Other Income (Expense)				-
Other Income	307,522	8,000		315,522
Interest expense	(68,036)	-		(68,036)
Total other income	239,486	8,000		247,486
Loss from operations before income taxes	(2,817,717)	(9,797)		(2,827,514)
Provision for Income Taxes	-	-		-
Net Loss	$(2,817,717)	$(9,797)		$(2,827,514)
				-
Basic and fully diluted loss per share	$(0.13)	$(0.00)		$(0.13)

Weighted average number of shares outstanding	21,401,204	6,000,000	(5,248,561)	22,152,643

Notes

(a)	The Company entered into a Stock Purchase Agreement (“the SPA”) effective as of March 24, 2021 with Blockchain Training Alliance (“BTA”) and its stockholders On April 8, 2021 the Company completed the acquisition of all of the issued and outstanding stock of BTA and BTA became a wholly-owned subsidiary of the Company. At closing the Company delivered to the Sellers, $600,000 in cash, a 1%, one year promissory note and 201,439 shares of common stock.

The closing price of the Company’s common stock on April 8, 2021 was $3.00 per share. For the purposes of this proforma analysis, 20% of the goodwill is assumed to be the value of intangible assets.

(b)	Subsequent to December 31, 2020 the Company raised $825,000 from five accredited investors through the private placement of 412,500 common shares at $2.00 per share along with a matching number of five year warrants exercisable at $0.50 per share. These proceeds were used to consummate the acquisition.

(c)	Under the terms of the SPA the Sellers were required to pay off all liabilities prior to closing.

(d)	To adjust shares outstanding as if the transaction had occurred at the beginning of the 2020 year.